Exhibit 99.1

For Immediate Release                               For More Information
September 18, 2007                                  Mark Severson, 336.626.8351


                            [LOGO] FNB UNITED CORP.
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               FNB United Corp. P.O. Box 1328, Asheboro, NC 27204
               150 South Fayetteville Street, Asheboro, NC 27203


                  FNB United Corp. Sells Credit Card Portfolio

     FNB United Corp. (NASDAQ: FNBN), parent of CommunityONE Bank, N.A., announced continued progress in its integration of recent acquisitions United Financial, Inc., and Integrity Financial, Inc. As part of the integration, CommunityONE Bank has sold its credit card portfolio, along with multiple portfolios acquired from former Integrity and United subsidiaries, to Elan Financial Services, a division of US Bank (NYSE: USB).

     As a result of the sale, FNB United Corp will recognize a $1.3 million non-recurring gain which will be reported with its third quarter results. Of that amount, $1.0 million will be from the sale of the portfolio and $300,000 resulting from the recapture of the allowance for loan loss reserve associated with the $4.0 million sold portfolio. Concurrently, a $250,000 expense has been recognized to cover the buyout of two of the unexpired contracts with Visa.

     "This new partnership with Elan will significantly increase the number and quality of credit card offerings to the Bank's retail and commercial customers," said Mark Hensley, CommunityONE Chief Banking Officer. "We will be far more competitive in the credit card arena than we've ever been. Retail customers will be provided with seven different products, including Visa Platinum, Secured Visa and Visa Signature products. Four different products will be made available to commercial customers, and both the retail and commercial offerings have a variety of rewards programs. These improved programs will permit CommunityONE to increase fee income through a revenue sharing arrangement with Elan on current and new cards."

     "The unification of credit card programs is an example of the progress we are making in bringing these companies together as a single team," said Michael
C. Miller, FNB United President. "We are improving product offerings and at the same time reducing expense, operating more efficiently, and reducing risk."

     FNB United Corp. is the central North Carolina-based bank holding company for CommunityONE Bank, N.A. Opened in 1907, CommunityONE (MyYesBank.com) operates forty-three offices in 35 communities throughout North Carolina. Through its subsidiary, FNB United offers a complete line of consumer, mortgage and business banking services; including loan, deposit, cash management, wealth management and internet banking services.

This news release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, changes in financial markets, regulatory changes, changes in interest rates, changes in economic conditions being less favorable than anticipated, and loss of deposits and loan demand to other financial institutions. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in FNB United's filings with the Securities and Exchange Commission. FNB United does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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